As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-177609

Registration No. 333-184704

Registration No. 333-199781

Registration No. 333-207313

Registration No. 333-216350

Registration No. 333-221831

Registration No. 333-237939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1597419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38/39 Fitzwilliam Square

Dublin 2, Ireland D02 NX53

(Address, including zip code, of Principal Executive Offices)

Amended and Restated Seagate Technology Holdings public limited company 2012 Equity Incentive Plan (as amended and restated effective May 18, 2021)

Seagate Technology Holdings Public Limited Company Amended and Restated Employee Stock Purchase Plan (as amended and restated effective May 18, 2021)

Dot Hill Systems Corp. 2009 Equity Incentive Plan

(Full title of the plan)

William D. Mosley

Chief Executive Officer and Director

Seagate Technology Holdings plc

47488 Kato Rd

Fremont, CA 94538

(510) 661-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Katherine E. Schuelke, Senior Vice President, Chief Legal Officer and Corporate Secretary Seagate Technology Holdings plc 47488 Kato Rd Fremont, CA 94538 (510) 661-1000	Lisa L. Stimmell Wilson Sonsini Goodrich & Rosati Professional Company 650 Page Mill Rd Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.00001 per share	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-177609, 333-184704, 333-199781, 333-207313, 333-216350, 333-221831 and 333-237939). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Seagate Technology Holdings public limited company, an Irish public limited company (the “Company” or “Registrant”), as successor issuer to Seagate Technology public limited company, an Irish public limited company (“Seagate”). On May 18, 2021, Seagate and the Company completed a scheme of arrangement pursuant to which Seagate’s ordinary shares were acquired by the Company and the ordinary shareholders of Seagate received, on a one-for-one basis, new ordinary shares of the Company (the “Transaction”). As a result of the Transaction, Seagate is now a direct, wholly-owned subsidiary of the Company and the Company is the successor issuer to Seagate. In connection with the Transaction, the Company assumed Seagate’s existing obligations in connection with awards granted under Seagate’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of the Company’s registered shares rather than the ordinary shares of Seagate upon the exercise or vesting of awards. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-177609; (ii) Registration No. 333-184704; (iii) Registration No. 333-199781; (iv) Registration No. 333-207313; (v) Registration No. 333-216350; (vi) Registration No. 333-221831; and (vii) Registration No. 333-237939. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to Registration Nos. 333-177609, 333-184704, 333-199781, 333-207313, 333-216350, 333-221831, and 333-237939, this is Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “SEC”):

1. Seagate’s Annual Report on Form 10-K for the fiscal year ended July 3, 2020 filed with the SEC on August 7, 2020;

2. Seagate’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 2, 2020, January 1, 2021 and April 2, 2021 filed with the SEC on October  29, 2020, January  28, 2021 and April 29, 2021, respectively; and

3. Seagate’s Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on October  28, 2020, December  4, 2020, December  9, 2020, December  28, 2020, January  13, 2021, March  22, 2021, April  16, 2021, and May 19, 2021.

4. The Company’s Current Report on Form 8-K12B filed with the SEC on May 19, 2021, including the description of the Company’s ordinary shares contained therein.

All reports that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The constitution of the Company (the “Constitution”) provides for the indemnification of its officers, directors and company secretary. Specifically, under the indemnification provisions, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices. Under the Constitution, the Registrant’s officers, directors and company secretary, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith. In addition, the Irish Companies Act 2014 (as amended) prescribes that this indemnity only permits a company to pay the costs or discharge the liability of a director or the company secretary where judgment is given in his or her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to officers who are not directors nor the company secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its constitution or any contract between the director or company secretary and such company.

One of the Registrant’s subsidiaries has entered into a deed of indemnity as to each of the Registrant’s directors, company secretary and certain of its officers (as may be determined by the board of directors of the Registrant from time to time) providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law. Each director, secretary or officer undertakes to the fullest extent required by law to repay all amounts advanced if it is ultimately determined that he or she is not entitled to such indemnification by the Company and/or its any of its subsidiaries.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see Exhibit Index to this Post-Effective Amendment, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Constitution of Seagate Technology Holdings public limited company (Filed as Exhibit 3.1 to Seagate Technology Holdings public limited company’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference).

5.1	Opinion of Arthur Cox, Solicitors as to the legality of the registered shares.

10.1	Revised Form of Employee Restricted Share Unit Agreement for Seagate Technology Holdings public limited company pursuant to the 2012 Equity Incentive Plan (includes Compensation Recovery Policy) (for awards granted after May 18, 2021) (Filed as Exhibit 10.14 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.2	Revised Form of Outside Directors Restricted Share Unit Agreement for Seagate Technology Holdings public limited company pursuant to the 2012 Equity Incentive Plan (for awards granted after May 18, 2021) (Filed as Exhibit 10.15 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.3	Revised Form of Employee Stock Option Agreement for Seagate Technology Holdings public limited company pursuant to the 2012 Equity Incentive Plan (includes Compensation Recovery Policy) (for awards granted after May 18, 2021) (Filed as Exhibit 10.16 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.4	Revised Form of Executive Performance Share Unit Agreement for Seagate Technology Holdings public limited company pursuant to the 2012 Equity Incentive Plan (includes Compensation Recovery Policy) for awards granted after May 18, 2021) (Filed as Exhibit 10.17 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.5	Amended and Restated Seagate Technology Holdings plc 2012 Equity Incentive Plan as amended and restated on May 18, 2021 (Filed as Exhibit 10.18 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.6	Seagate Technology Holdings plc Amended and Restated Employee Stock Purchase Plan as amended and restated on May 18, 2021 (Filed as Exhibit 10.20 to Seagate Technology Holdings plc’s Form 8-K12B filed on May 19, 2021 and incorporated herein by reference)

10.7	2009 Dot Hill Systems Equity Incentive Plan (as amended and restated) assumed by Seagate Technology Public Limited Company by Deed Poll on October 21, 2015, assumed by Seagate Technology Holdings Public Limited Company by Deed Poll on May 18, 2021 (Filed as Exhibit 10.1 to Seagate Technology plc’s Form 10-Q filed on January 29, 2016 and incorporated herein by reference)

23.1	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included as part of signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 19th day of May, 2021.

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

/s/ William D. Mosley
William D. Mosley, Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Mosley, Gianluca Romano, and Katherine E. Schuelke, and each of them, as her/his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statements as amended by this Post-Effective Amendment; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Mosley (William D. Mosley)	Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2021

/s/ Gianluca Romano (Gianluca Romano)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2021

/s/ Michael R. Cannon (Michael R. Cannon)	Board Chair	May 19, 2021

/s/ Mark W. Adams (Mark W. Adams)	Director	May 19, 2021

/s/ Shankar Arumugavelu (Shankar Arumugavelu)	Director	May 19, 2021

/s/ Prat Bhatt (Prat Bhatt)	Director	May 19, 2021

/s/ Judy Bruner (Judy Bruner)	Director	May 19, 2021

/s/ Jay L. Geldmacher (Jay L. Geldmacher)	Director	May 19, 2021

/s/ Dylan Haggart (Dylan Haggart)	Director	May 19, 2021

/s/ Stephen J. Luczo (Stephen J. Luczo)	Director	May 19, 2021

/s/ Stephanie Tilenius (Stephanie Tilenius)	Director	May 19, 2021

/s/ Edward J. Zander (Edward J. Zander)	Director	May 19, 2021